Exhibit 99.1

NEWS RELEASE
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HomeStreet Inc., Announces Finalization of Settlement Agreement with
Securities and Exchange Commission

Seattle, WA - January 19, 2017 - HomeStreet, Inc., (the “Company”) (NASDAQ:HMST), the parent company of HomeStreet Bank, today announced that it has finalized a settlement agreement (the “Settlement Agreement”) with the Securities and Exchange Commission (the “SEC” or the “Commission”) on January 19, 2017, on the terms of the agreement in principle proposed to the SEC on January 6, 2017. The Settlement Agreement relates primarily to errors in HomeStreet’s fair value hedge accounting for 20 commercial real estate loans and swaps originated between 2006 and 2008, which were previously disclosed in the Company’s third quarter 2014 quarterly report filed under the 1934 Securities and Exchange Act, as amended (the “Exchange Act”). The SEC alleges violations of Section 13(b)(2)(A) of the Exchange Act, which requires all issuers to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer, and Section 13(b)(2)(B), which requires all issuers to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

The Settlement Agreement also contains allegations by the SEC that HomeStreet violated Rule 21F-17(a) of the Exchange Act, which prohibits any person from taking an action to impede an individual from communicating directly with the Commission staff about a possible securities law violation, based on language in certain severance agreements (which has since been revised), and on certain alleged efforts to determine the identity of whistleblowers. The SEC acknowledged in the Settlement Agreement that it is unaware of any instances where a current or former employee did not communicate with the Commission about potential securities law violations.

In connection with the Settlement Agreement, HomeStreet paid the SEC a penalty of $500,000 and agreed to cease and desist from committing any violations of Section 13(b)(2)(A) and (B) of the Exchange Act, and Exchange Act Rule 21F-17 and to undertake certain remediation with respect to the allegations concerning severance agreements. HomeStreet’s Treasurer and Chief Investment Officer also entered into a separate settlement agreement with the SEC on January 19, 2017; that settlement relates only to allegations that he violated Sections 13(b)(2)(A) and 13(b)(2)(B), and Exchange Act Rule 13b2-1 and included a $20,000 penalty and an agreement to cease and desist from any violations of these provisions. Neither HomeStreet nor any officer of HomeStreet admitted the allegations.

Commenting on the settlement, Mark Mason, the Chairman and Chief Executive Officer of HomeStreet, said “We are pleased that the SEC’s investigation of non-material accounting errors the company voluntarily disclosed in 2014 after its own investigation by an independent special committee of the Board has now been concluded, and that the SEC did not allege that the company or any of its officers acted with an intention to defraud or deceive. This is consistent with the special committee’s conclusions that these were mere accounting errors. To the extent that the SEC’s press release implies that the Treasurer and Chief Investment Officer acted with anything other than a sincere belief that he was properly testing hedge effectiveness according to his understanding of the economic correlation of the loans and swap contracts, we believe that such an implication would be inconsistent with the allegations contained in the Settlement Agreement.”

About HomeStreet, Inc.

Now in its 96th year, HomeStreet, Inc. (NASDAQ: HMST) is a diversified financial services company headquartered in Seattle, Washington, and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA).

HomeStreet, Inc.
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